Exhibit T3F.1

CROSS-REFERENCE TABLE

Reconciliation and tie showing the location in the Indenture dated as of [●], 2016 of the provisions inserted pursuant to Sections 310 to 318(a), inclusive, of the Trust Indenture Act of 1939, as amended. This reconciliation and tie shall not, for any purpose, be deemed to be a part of the Indenture.

Trust Indenture Act of 1939 Section		Indenture Section
310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(5)	7.10
	(b)	7.10
312	(a)	2.05
313	(a)	7.06
	(c)	7.06
314	(c)(1)	12.04
	(c)(2)	12.04
	(e)	12.05
315	(a)	7.01
	(b)	7.05
	(c)	7.01
	(d)	7.01
	(e)	6.11
316	(a)(1)	6.03 and 6.04
	(b)	6.05
	(c)	1.05
317	(a)	6.09
	(b)	2.03
318	(a)	9.03